Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of December 16, 2011 (the “Effective Date”), by and between BOULDER HILL MINES INC., a Idaho corporation (“Assignor”), FIRST COLOMBIA GOLD CORP., a Nevada corporation (“Assignee”) and JIM EBISCH (the “Vendor”).

RECITALS:

A.
Assignor and Vendor are parties to the Option to Purchase and Royalty Agreement dated July 15, 2008, as amended and supplemented by Amendment No. 1 dated October 14, 2011 (the “Option Agreement”), for Assignor’s option to acquire an undivided 100% of the right, title and interest of Vendor in and to the Montana State Metallferrous Gold Lease M-1974-06 (subject to 5% NSR due to the State of Montana) (hereinafter called the “Lease”). A copy of the Lease is attached to this Agreement as Exhibit A.  A copy of the Option Agreement is attached to this Agreement as Exhibit B.

B.	Assignor desires to assign its interest in the Option Agreement to Assignee and Assignee desires to assume Assignor’s obligations under the Option Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, the parties agree as follows:

1.	Transfer and Assignment by Assignor. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest, in, to and under the Option Agreement.

2.
Assumption by Assignee. Assignee assumes the assignment of the Option Agreement from Assignor and agrees to be bound, to the extent that Assignor was bound, under the terms and conditions of the Option Agreement. Assignee agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of Assignor arising under the Option Agreement. Notwithstanding any of the provisions of this Agreement to the contrary, the parties specifically agree that Assignee will not be responsible for rectifying environmental damage, if any, sustained on the property underlying the Lease prior to the Effective Date.

3.
Consideration. In consideration for this Agreement, Assignee shall pay Assignor an amount equal to (a) $25,000 within five days of the Effective Date payable at the Assignor’s option in either cash or 500,000 restricted shares of Assignor common stock, based on the conversion price of $0.05 per share; (b) $25,000 cash payable within twelve (12) months of the Effective Date; and (c) $25,000 cash payable within twenty four (24) months of the Effective Date.

4.	Representations and Warranties: Assignor and Vendor. Assignor and Vendor represents and warrants to Assignee as of the Effective Date as follows:

(a)
Neither Assignor nor Vendor are in default under the Option Agreement.  No state of facts exist which, with or without the passage of time or the giving of notice, or both, would constitute a default under the Option Agreement by either Assignor or Vendor.

(b)	All of Assignor’s and Vendor’s obligations under the Option Agreement required to be performed as of the Effective Date have been performed.

(c)	The execution, delivery and performance of this Agreement have been duly authorized by each of Assignor and Vendor.

(d)	The Lease has been duly and validly recorded in the name set out on the attached Exhibit C, and is in good standing in the office of the county recorder on the date hereof.

(e)
There is no adverse claim or challenge against or to the ownership of or title to the property underlying the Lease, nor to Assignor’s or Vendor’s knowledge is there any basis therefor, and, except for the Option Agreement being transferred and assigned by Assignor to Assignee hereunder, there are no outstanding agreements or options to acquire or purchase the property underlying the Lease; or Vendor’s interest in the Lease or any portion thereof;

(f)
There are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the property underlying the Lease or arising out of exploration work, development work or mining activities previously carried out thereon.

(g)
The consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, any indenture, agreement or other instrument whatsoever to which Assignor or Vendor is a party or by which Assignor or Vendor are bound or to which Assignor or Vendor may be subject.

(h)
There are no proceedings are pending for, and Assignor and Vendor are not aware of any basis for the institution of any proceedings leading to, the placing of Assignor or Vendor in bankruptcy or subject to any laws governing the affairs of insolvent persons

5.	Representations and Warranties: Assignee. Assignee represents and warrants to Assignor and Vendor as of the Effective Date as follows:

(a)	The execution, delivery and performance of this Agreement by Assignee have been duly authorized by Assignee.

6.	Indemnification.

(a)
Assignor and Vendor, jointly and severally, hereby agree to indemnify, defend and hold harmless Assignee, and its partners, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to (i) the breach by Assignor or Vendor of any of the representations, warranties, obligations, terms or covenants of Assignor or Vendor, under or pursuant to the Option Agreement, which obligations, terms or covenants accrued prior to the date hereof or (ii) any breach or inaccuracy of any representation or warranty made by Assignor or Vendor under Section 4 hereunder.

(b)
Assignee hereby agrees to indemnify, defend and hold harmless Assignor and Vendor, and its partners, officers, directors, members, shareholders, affiliates, managers, employees and agents, from, of and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any breach or inaccuracy of any representation or warranty made by Assignee under Section 5 hereunder.

7.
Further Assurances.  The parties hereto covenant and agree to execute such further instruments and take such further action as may be reasonably required by either party to fully effectuate the terms and provisions of this Assignment and the transactions contemplated herein.

8.
Survival of Provisions. The representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the closing of the transactions contemplated by this Agreement and this assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

9.
Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the transactions contemplated in this Agreement. There are no agreements, representations or warranties between the parties, other than those set forth or provided for in this Agreement.

10.	Governing Law. This Agreement and the rights of the parties under this Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada.

11.
Attorneys’ Fees. In the event any party to this Agreement initiates litigation to enforce the terms of this Agreement or the Option Agreement, the prevailing party in the action shall be reimbursed by the other party or parties for any and all costs incurred by the prevailing party in prosecuting the action, including (without limitation) attorneys’ fees, filings fees and court costs.

12.	Counterparts. This Agreement may be executed in counterparts which, when integrated, shall constitute one original of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first written above.

Assignor:	Assignee:

BOULDER HILL MINES INC.	FIRST COLOMBIA GOLD CORP.

By: /s/ Camilo Velasquez	By: /s/ Tony Langford
Name: Camilo Velasquez	Name: Tony Langford
Title: _________________________________	Title: Chief Executive Officer

Vendor:

/s/ Jim Ebisch
     Jim Ebisch

EXHIBIT A

State of Montana

METALLIFEROUS MINERAL OR GEM MINING LEASE

No.           M-1974-06

This indenture of lease made and entered into by and between the State of Montana, acting through its State Board of Land Commissioners, hereinafter referred to as lessor, and the person, persons, company or corporation herein named and hereinafter referred to as lessee, under and pursuant to the terms and provisions of Part 1, Chapter 3, Title 77, MCA, as amended and rules adopted pursuant thereto.

The lessor, in consideration of the annual rentals provided for herein, the royalties to be paid, and the covenants to be kept and performed by the lessee, leases to the lessee for the purpose of mining metalliferous minerals and or gems as described below, all the lands described as follows:

Date this lease takes effect:       August 21,2006

Name of Lessee:	James Ebisch	Address:	12108 North Forker Road Spokane, WA 99217 9429

Land Located in	Lincoln	County

Description of Land:	Township 29 North. Range 27 West
Section 16: Lot 1, NW1/4 NE1/4 SE1/4 NE1/4

Total number of acres 114.33, more or less, belonging to Common Schools Grant.

Minerals authorized to be mined:     Gold

First Year's Bonus:                              $2.00 Per Acre in Addition to the Rental

Royalty:                                                5% of Gross

Bond:                                                     $2,000.00

To have and to hold these premises unto said lessee and successors, legal representatives or assigns, for the primary term of ten ( l 0) years, and as long thereafter as the minerals hereinabove designated are being produced in paying quantities from said premises, the royalties and rents provided for herein are being paid, and all other obligations are fully kept and performed.

It is mutually understood, agreed and covenanted by and between the parties to this lease as follows:

1.    The lessor expressly reserves the right to lease, sell, or otherwise dispose of the surface of the lands hereby leased, under existing law or laws hereafter enacted, insofar as the surface is not necessary for the use of the lessee in connection with operatiounder this lease; and lessee agrees to comply with all statutory requirements, rules, and regulations thereunder made by the lessor if the lands embraced hereby have been or shall hereafter be sold, leased, or disposed of.

2.   The lessee shall pay to the lessor an annual money rental in the amount of $1.00 per acre for the first three year period, $2.50 per acre for the next two years, and thereafter annually $3.00 per acre.  This is in addition to any bonus which may be required as a condition of obtaining the lease.

3.   Lessee shall prospect and explore with minimum disturbance to the surface of the land which is required to adequately explore the property.  All mining operations shall be conducted in such a manner as to protect property and resources from disturbance which is not reasonably necessary in order to efficiently and economically remove the mineral deposit.

4.   The lessee shall obtain the consent of the Department of Natural Resources and Conservation before cutting any timber upon this land for use in their operations; and shall pay the lessor the customary charges made by the lessor for timber thereafter cut.

5.   The lessee shall not assign this lease without the consent of the lessor.

6.   The lessee shall cover or enclose all shafts, mines or openings of any kind in such manner as to remove danger to human beings or livestock.

7.   This lease is subject to further permitting under the provisions of Title 75 or 82, Montana Code Annotated. The lessee shall fully comply with all applicable state and federal laws, rules and regulations, including but not limited to those concerning safety, environmental protection and reclamation.  The lessee shall conduct and reclaim the operation in accordance with the performance and reclamation standards of applicable mine reclamation laws. The  exemption of  lessee's operations  from  applicable  reclamation laws does  not  relieve the  lessee  from  the obligation to conduct and reclaim the operations in accordance with the performance and reclamation standards of those laws.  All disturbances must be reclaimed prior to release of any bond.

8.   If the surface of the land has been sold or leased prior to issuance of this lease, the mineral lessee shall be responsible for damages to the surface, the leasehold interest and any improvements.

9.   The lessee shall furnish to the Department of Natural Resources and Conservation, upon request, but not more than once each calendar year, an exploration and. development report. The report shall include a description of any work completed to date, a plat showing the location of any work and shall include a complete geologic log and electric log (if done) of any test holes.

10.  The lessee shall have the right at the termination of any rental year, by  giving at least thirty (30) days previous notice in writing to the Director of the Department of Natural Resources and Conservation, to surrender and relinquish this lease and thereupon be discharged from any obligation not theretofore accrued.

11.   At the termination of this lease, for any cause, the lessee shall immediately surrender the premises and shall, within sixty (60) days, remove machinery, tools or equipment that the lessee may have placed thereon.

12.   The lessee shall pay a royalty in cash unless the lessor requests that it be delivered in kind.  The royalty rate as specified above shall be based upon the applicable percentage of the returns from the metalliferous minerals or gems being mined but in no case shall be less than 5 percent of the fair market value of the metalliferous minerals or gems recovered.   The returns are defined as the net amount received by the shipper after deducting reasonable transportation costs to the closest feasible point of sale, smelting charges and deductions and other treatment costs, not including as a deduction any cost of producing or treating at the mine.  The fair market value is the value of the minerals or gems in raw crude form as recovered at the mine site.

13.   The lessee shall, upon commencement of mining, make a report on or before the last day of each quarter concerning the operations for the latest 3 months for which records are available but in no case more than 3 months preceding the report.   The report shall be on the form prescribed by the department and shall provide sufficient information to determine the royalty as well as any other pertinent information requested by the department.  The royalty for the quarter reported shall accompany the report.

14.   The lessee has filed a  bond  with the lessor  in the penal sum as  specified  above, conditioned  upon compliance with all lease terms and in order to protect the rights of any prior purchasers or surface lessees. Additional bonds may be required at any time during the period of the lease.

15.   The lease is subject to cancellation for failure to comply with the terms of the lease, applicable state statutes concerning metalliferous and gem leases and rules enacted pursuant to those statutes, as amended.  The lessee shall be notified of any failure to comply and allowed a reasonable time to comply.  If the lessee fails to comply within a reasonable time. the lease shall he canceled. The exemption of  lessee's operations from applicable reclamation laws  does  not  relieve the  lessee from  the obligation to conduct and reclaim the operations in accordance with the performance and reclamation standards of those laws. All disturbances must be reclaimed prior to release of any bond.

16.  All the terms and conditions hereof which are applicable to the lessee shall likewise be applicable to the heirs, executors, administrators, assigns, and other successors in interest of the lessee to the same extent as though they had been specifically mentioned in connection with each of such terms and conditions and the provisions of this lease shall be binding upon and inure to the benefit of such heirs, executors, administrators, assigns and other successors in interest of the  lessee.

17.   Special conditions:

SEE ATTACHMENT  "A”

IN  WITNESS WHEREOF, the State of Montana and the lessee have caused this lease to be executed in duplicate and the Director of the Department of Natural Resources and Conservation, pursuant to the authority granted the Director by the State Board of Land Commissioners of the State of Montana, has hereunto set his/her hand and affixed the seal of the Board of Land Commissioners this _______day of  Sept. 18, 2006.

Director of the Department of Natural

Resources and Conservation

_______________________________
/s/ Jim Ebisch
_____________________________________
                                     Lessee

Address   _____________________________
_____________________________________

Lease No.        M-1974-06

ATTACHMENT “A”

ANNUAL REPORT

1.          Lessee shall submit to the Department of Natural Resources and Conservation a verified report showing in detail what work the lessee has done and performed under this lease during the preceding year and the location and character of the same, a plat showing all development work and improvements on the leased lands, and shall furnish such additional information relating thereto as the Director shall require, and in case it is advisable to prospect by test holes or other testing methods, an itemized statement of actual cost of testing, location of test holes and other relating information with a report as to all buildings, structures or other work placed in or upon leased lands, together with a statement as to the amount and grade of minerals and/or gems produced and sold and the amount received therefor by operations hereunder.

OPERATING  PLAN

2.           If the Lessee intends to conduct mining and/or milling activities or exploration activities, including road building, trenching, dumping, or other activities which result in land disturbance on the leased premises, it shall submit to the Department of Natural Resources and Conservation, Minerals Management Bureau two copies of an Operating Plan or Amendment to an existing Operating Plan, describing its proposed activities.  No activities shall occur on the tract until an Operating Plan or Amendments have been approved, in writing, by the Minerals Management Bureau.  The Plan or Amendment shall include the following:

a.     A complete description of each activity planned, locations of each activity, scheduled starting date, and expected duration on each.

b.     Maps (1 :24,000 scale or larger) showing use and/or reconstruction of existing access routes, the location of proposed new road construction, pipelines, utilities and other uses and improvements.

c.     Drawings showing road construction plans, including width, drainage, cut/fill slopes and other details, as well as detailed topographic drawings showing mine and/or mill site development and layout, and water supply and disposal system.

d.     Plans, to include resource protection measures for mining, milling, waste disposal, sanitation, wildfire prevention, soil erosion and air and water pollution; emergency actions covering mining or milling related spills; and land reclamation procedures.

e.     Other information necessary for the Department to assess probable impacts upon surface and other resources.

Submittal of plans of operation to other departments and Divisions of State Government including but not limited to the Environmental Management Bureau of the Department of Environmental Quality does not satisfy this provision.   Original copies of all plans, maps and amendments must be delivered by the lessee hereunder to the Minerals Management Bureau.

ACTIVITIES MAY BE DENIED

3.          The Department reserves the right to deny all activity that would result in material disturbance to the leased premises.

RECORDS

4.          Representatives of the Lessor shall at all reasonable times have the right to enter into and upon the premises and all of the workings and shafts and tunnels or buildings thereon and all parts thereof for the purpose of inspecting and examining the same.

The lessee agrees to keep books of account showing the amount of metalliferous minerals and/or gems extracted from the leased lands; the amount of such minerals and/or gems produced, saved, treated, shipped or marketed collectively or individually; and the amount of money received from the sale of the minerals and/or gems or the value extracted from them: and from and out of the values extracted from them.

Representatives of the Lessor shall also at all reasonable hours have free access to all books, accounts, records and papers of the Lessee insofar as they shall relate to the production of the mineral for which this lease is issued, or the price received therefore or any agreements relating thereto.

REMOVAL OF GEMS AND/OR MINERALS

5.          The lessee shall not, during the prospecting period or any continuation thereof, remove any metalliferous minerals and/or gems from the leased premises except as may be permitted by the Department.   When the lessee has discovered metalliferous minerals and/or gems in commercial quantities he shall notify the Director of the Department that the prospecting period is terminated. and request permission to dispose of the metalliferous minerals and/or gems as provided in this lease.

FINANCIAL AGREEMENTS

6.          All contracts made in relation to the mineral interest granted herein, such as but not limited to, assignments. subleases, joint ventures, overriding royalties, operating agreements, project financing, back-in rights, or other similar agreements, whether verbal or written between the lessee herein and any other person or corporation must be approved by the Director.   The Department reserves the right to deny any agreement that may impair the productive capability of the trust asset.  It will be the Department's sole discretion whether the proposed agreement is approved.   The Department may consider payment of a reasonable compensatory bonus as adequate mitigation for the proposed agreement.

DILIGENCE

7.          The lessee agrees to commence actual prospecting operations under the land embraced herein promptly after the execution of this lease and thereafter diligently prospect, develop and mine in or upon the leased land unless consent to suspend operations temporarily is granted by the Department annually. The lessee shall perform at least Five Hundred Dollars ($500.00) worth of exploration or mining work on the leased premises during the first year of this lease and shall perform at least Five Hundred Dollars ($500.00) worth of such work on the premises each year thereafter that this lease is in effect or in lieu of such work shall pay as a penalty to the Director the sum of Five Hundred Dollars ($500.00) in lawful money, in addition to the rentals and royalties herein provided, each rental year. Proof of exploration work must be retained for each year's activities for the entire duration of the lease term and must be produced upon request by the lessor.  Acceptable items that may be charged against annual work are assays, equipment rental, consultant's fee, wages, etc.  Items not allowable are travel to and from lease area, phone calls, license rentals, fees and permits, etc.

RENT AND ROYALTY REVIEW

8.          The rate of the rental shall be reviewed at the end of each five (5) year period of the lease, and may be adjusted at such time at the discretion of the Department.

The rate of royalty and any advance royalty shall be reviewed at the end of each five (5) year period of the lease, and may, after negotiation between lessor and lessee, be adjusted at such time.

WATER RIGHTS

9.          Lessee may not interfere with any existing water right owned or operated by any person.  Lessee shall hold Lessor harmless against all claims, including attorney fees, for damages claimed by any person asserting interference with a water right.

WASTE PROHIBITED

10.          All mining operations shall be done in good and workmanlike manner in accordance with approved methods and practices using such methods to insure the extraction of the greatest amount of mineral, having due regard for the prevention of waste of the minerals developed on the land, the protection of the environment and all natural resources, the preservation and conser vation of the property for future uses, and for the health and safety of workmen and employees.  If the Lessor has reasonable belief that the operations are not so being conducted, he shall so notify the lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, the Lessor may at its option, after thirty (30) days notice by registered mail to the Lessee, cancel the lease.

SURRENDER OF DATA

11.          All geological data, including reports, maps, logs and other pertinent data regarding Trust resources shall be given to the Department upon surrender or expiration of the lease. Bond will not be released until surrender of such data to the Department. All drill core and/or splits of drill cuttings shall be saved.  Upon surrender or expiration of the lease lessee will contact the Department for instructions on the required disposition of drill core and/or cuttings.

STREAMBED PRESERVATION

12.          Prior to the commencement of any activities within the ordinary high water mark of perennial streams on the leased premises, the lessee shall obtain a 310 Permit, if required, from the appropriate Conservation District.  A copy of such permit shall be submitted to the Department.

FIELD NOTIFICATION

13.          The Department of Natural Resources and Conservation Unit Manager (or his representative) who may be contacted regarding matters pertaining to the leased premises is:

Unit Manager, Libby Unit Office, DNRC, 14096 U.S. Highway 37, Libby, MT 59923, telephone (406) 293-2711.

The lessee shall also contact the surface lessee, Big Meadows Grazing Association, c/o Sandra Prongua, PO Box 298, Hot Springs, MT 59845, prior to entry onto any portion of the leased area.  Any problems or questions regarding access to the described property must be addressed prior to entry upon the property, except that reasonable access for the purpose herein described may not be withheld pending resolution.

WEED CONTROL

14.          Lessee shall be responsible for controlling any noxious weeds introduced by Lessee's activity on State-owned land and shall prevent or eradicate the spread of noxious weeds onto land adjoining the leased premises.  The lessee’s methods of control must be reviewed by the Department’s Area Field Office that has jurisdiction for that locale.

CONFIDENTIALITY WAIVED

15.          The Lessee is required to contact the Department of Environmental Quality regarding requirements of the Hard Rock Act prior to the commencement of any activities on the leased premises.  In order to provide the Department of Natural Resources and Conservation with information regarding exploration activities important to Trust resource and to protect the confidentiality of the Lessee’s exploration activities, the Lessee hereby agrees that the Trust Lands Management Division staff are hereby authorized to review any records pertaining to Small Miners Exclusion Statement and/or Exploration License obtained by the Department of Environmental Quality.

SPECIAL CONDITIONS

16.          The Department of Natural Resources and Conservation, Trust Land Management Division (TLMD) will complete an initial review for cultural resources and, where applicable, paleontological resources of the area intended for disturbance and may require a resources inventory. Based on the results of the inventory, the TLMD may restrict surface activity for the purpose of protecting significant resources located on the lease premises.

Vehicular traffic is restricted to existing roads and to periods when the soil moisture is low enough to prevent rutting unless otherwise authorized by TLMD.

All vehicles and equipment must be washed, particularly the underside, prior to entry onto the property to minimize the spread of noxious weeds.

Property line surveys and demarcations may be required prior to mechanized operations that are proposed in the vicinity of property boundaries.  When completed, approved by the Department, and filed with the county, two copies of the survey(s) shall be sent to the Department.

NON-WARRANTY OF TITLE

17.          Regardless of any of the above provisions of the said lease, actual or implied, the State of Montana does not warrant title to its lands.

/s/   James Ebisch
       James Ebisch

EXHIBIT B

OPTION TO PURCHASE AND ROYALTY AGREEMENT
BETWEEN
BOULDER HILL MINES INC.,
JIM EBISCH AND
RYAN REICH

 OPTION TO PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 15th day of July 2008.

BETWEEN:

James Ebisch (50% owner), of 12108 N. Forker Road, ·Spokane, Washington 99217, and Ryan Reich (50% owner) of 5337 North Greenwood Blvd., Spokane, Washington, 99205 (hereinafter called the "Vendors")

AND:

Boulder Hill Mines Inc, a company duly incorporated under the laws of the state of Idaho, whose mailing address is P.O. Box 488, Coeur d' Alene, Idaho, 83816 (hereinafter called "BHM")

OF THE SECOND PART

WHEREAS:

A.  The Vendors are the beneficial owner of 100% of the right, title and interest in and to the Shannon 1-3 lode mining claims (MTMMC#'s 215606-215606) and Montana State Metalliferrous Gold Lease M-1974-06 (subject to 5% NSR due the state of Montana), situated in Lincoln County, Montana, (hereinafter together with any form of successor or substitute mineral tenure called the "Property");

B.         The parties now wish to enter into an agreement granting to BHM the exclusive right and option to acquire an undivided I 00% of the right, title and interest of the Vendor in and to the Property on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.         INTERPRETATION

1.1 In this Agreement:

(a)	"Approval Date" means July 15, 2008

(b)	"Area of Mutual Interest" has the meaning set forth in Section 15;

(c)	"dollars" means legal currency of the United States of America;

(d)
"Exploration Expenditures" shall include all expenditures and costs made or incurred by BHM or its affiliates or assigns relating directly or indirectly to the Property, including without limitation all expenditures and costs made or incurred: in doing geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays,  audits  and/or  surveys;  in  linecutting,  mapping,  trenching  and  staking;  in searching   for,   digging,   trucking,   sampling,  working,  developing,  mining   and/or extracting ores, minerals and metals; in doing diamond and other drilling; in obtaining, providing, erecting, mining and milling including, without limitation, installing and operating mining plant, milling or other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and/or equipment; in construction of access roads and other facilities on  or  for  the benefit  of  the Property or  any  part  thereof,  in  transporting personnel, supplies, mining, milling or other treatment plant, buildings, machinery, tools, appliances or equipment in, to or from the Property or any part thereof, in paying reasonable wages and salaries (including "fringe benefits") of personnel directly engaged in performing work on or with respect to the Property; in payment of assessments or contributions  under  applicable employment  legislation  relating  to  workers' compensation, unemployment insurance and other applicable legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining and maintaining any insurance; in the management of and accounting for work and providing supervisory, legal, accounting, consulting and other contract  or  professional services  or  facilities  relating  to  work  performed  or  to  be performed hereunder, in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any  part  thereof or interest  therein pursuant  to this  Agreement  and  to keep  the Property or any part thereof in good standing; in acquiring access and surface rights to the Property; in carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples' claims, requirements or matters; in carrying out any requirements or prerequisites in order to obtain and obtaining all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental  permits,   approvals   or   consents;   in   carrying   out   reclamation   or remediation; in improving, protecting, or perfecting title in the Property or any part thereof, in carrying out mineral, soil, water, air or other testing; in preparing engineering, geological, financing, marketing or environmental studies and/or reports and test work related thereto; and in preparing one or more feasibility studies including any work or reports preliminary or supplementary thereto.

Where Exploration Expenditures are charged BHM by an affiliate of BHM for services rendered  by such  affiliate, such  Exploration Expenditures shall  not  exceed  the  fair market value of the services rendered.

BHM shall be entitled to include in Exploration Expenditures a charge for management supervision and administrative services of BHM equal to:

(i)           ten percent (10%) of all expenditures and costs made or incurred by BHM under each contract with a third party involving an expenditure in excess of $100,000; and

(ii)           fifteen percent (15%) of all other expenditures and costs made or incurred by BHM on the Property or pursuant to this Agreement.

The certificate of an officer of BHM or its affiliate setting forth the Exploration Expenditures incurred by BHM in reasonable detail shall be primafacie evidence of the same.

(e)	"Mineral Products" means the products derived from operating the Property as a mine;

(f)
"Net Smelter Returns" means the proceeds received by BHM from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property after deducting from such proceeds the following charges only to the extent that they are not deducted by the smelter or other purchaser in computing the proceeds:

(i)          the cost of transportation of the ores, concentrates or minerals from the Property to such smelter or other purchaser, including related transport;

(ii)          smelting and refining charges including penalties;

(iii)          marketing costs;

(g)	"Option" means the option granted by the Vendor to BHM pursuant to Section 3;

(h)
"Operating the Property as a mine" or "Operation of the Property as a mine" means any or all of the mining,  milling, smelting, refining or other recovery of  ores, minerals, metals or concentrates or values thereof, derived from the Property;

(i)	"Property" means those claims listed on page 1 of this Agreement together with any land included by operation of the "Area of Mutual Interest" provision set out in Section 15; and

(j)	"Royalty" means the royalty to be paid by BHM to the Vendor pursuant to Subsection 9.1.

2.             REPRESENTATIONS AND WARRANTIES

2.1           BHM represents and warrants to the Vendor that:

(a)	it is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and. any agreement or instrument referred to or contemplated by this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which BHM is a party; and

(d)
the execution  and  delivery  of this Agreement  and the agreements  contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2         The Vendor represents and warrants to BHM:

(a)
the Property  has been duly and validly staked and recorded,  is accurately described  on page 1 of this agreement. is presently  in good standing under the laws of the jurisdiction in which it is located and, except as set forth herein, is free and clear of all liens, charges and encumbrances;

(b) (c)
the Vendor is the sole beneficial  owner of a 100% interest  in and to the Property  and has the exclusive  right to enter into this Agreement and all necessary  authority  to dispose of an undivided  100%  interest  in and to the Property  in accordance with the terms  of this Agreement;

the Vendor is the registered owner of the Property;

(d)
no person, firm or corporation has any proprietary or possessory interest  in the Property other than the Vendor and no person  is entitled  to any royalty  or other  payment  in the nature  of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property, except for royalties  due the state of Montana  upon the state lease;

(e)
neither the execution and delivery of this Agreement  nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict  with.  result  in the  breach  of or accelerate the  performance required by any agreement to which the Vendor is a Party or by which he is bound;

(f)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

2.3           The representations and warranties  hereinbefore set out are conditions  on which the parties  have relied  in entering  into  this  Agreement  and  will  survive  the  acquisition of  any  interest  in  the Property  by BHM and each party will indemnify and save the other party harmless  from all loss, damage,  costs,  actions   and  suits  arising   out  of  or  in  connection  with  any  breach   or  any representation,  warranty,   covenant,   agreement   or  condition   made   by  the  other   party   and contained  in this Agreement.

3.             OPTION

3.1           The Vendor hereby gives and grants to BHM the sole and exclusive  right and option  to acquire an undivided  100%  of the right, title and interest  of the Vendor  in and to the Property,  subject only  to  the  state  of  Montana  royalty  upon  the  state  lease,  Vendor  receiving  the  Royalty,  in accordance with the terns of this Agreement for and in consideration of the following:

(a)            cash payments as stipulated  in the following schedule plus a portion of any joint-venture and buyout payments (hereafter  referred to as JV&BP) as set out below:

(i)             $2,500 on or before July 15, 2008;

(ii)            $2,500 on or before July 15,2009, plus 5% of any JV&BP;

(iii)           $5,000 on or before July 15, 2010, plus 5% of any JV&BP;

(iv)           $10,000 on or before July 15,2011, plus 5% of any JV&BP;

(v)            $15,000 on or before July 15, 2012, plus 5% of any JV&BP;

(vi)           $20,000 on or before July 15, 2013, plus 5% of any JV&BP (vii) $25,000 on or before July 15, 2014

(b)            Exploration Expenditures of an aggregate of not less than $210,000 to be incurred by BHM on the Property as follows:

(i)             on or before July 15, 2009- $10,000;

(ii)            on or before July 15,2010-$60,000 in the aggregate;

(iii)           on or before July 15,2011  -$110,000 in the aggregate; and

(iv)           on or before July 15, 2012- $210,000 in the aggregate.

3.2	In addition to the cash payments and Exploration Expenditures set out in Section 3.1 above, BHM shall, in order to maintain its interest in the Property:

(a)
make advance Royalty payments to the Vendor, commencing on July 15, 2015 and continuing on the 15th day of July each and every year thereafter for so long as BHM or its assigns retains its interest in the Property, of $25,000 per year; and

(b)	subject to Section 3.3, incur a minimum of $100,000 of annual Exploration Expenditures on the Property on or before July 15th each and every year after July 15,2011.

3.3       Any  Exploration  Expenditures  incurred  in  a  particular  period  in  excess  of  the  minimum Exploration Expenditures required to be incurred during that particular period may be carried forward and included as Exploration Expenditures in any subsequent period, it being the intent of the parties that the Exploration Expenditures are cumulative.

4.          RIGHT OF ENTRY

4.1        During the currency of this Agreement, BHM, its employees, agents and independent contractors, will have the sole and exclusive right and option to:

(a)         enter upon the Property;

(b)         have exclusive and quiet possession thereof;

(c)         do  such  prospecting, exploration,  development or  other  mining  work  thereon  and thereunder as BHM in its sole discretion may consider advisable;

(d)         bring and erect upon the Property such facilities as BHM may consider advisable.

5.           TERMINATION

5.1          Subject to Section 19.1, this Agreement and the Option will terminate:

(a)         on July 15, 2008, unless on or before that date, BHM has paid to the Vendor the sum of $2,500;

(b)         on July 15,2009 unless BHM has paid to the Vendor the further sum of$2,500 plus 5% of any JV&BP;

(c)         on July 15,2010  unless BHM has paid to the Vendor the further sum of$5,000 plus 5% of any JV&BP;

(d)         on July 15,2011 unless BHM has paid to the Vendor the further sum of $10,000 plus 5% of any JV&BP;

(e)         on July 15, 2012 unless BHM has paid to the Vendor the further sum of $15,000 plus 5% Of any JV&BP;

(f)         on July 15, 2013 unless BHM has paid to the vendor the further sum of $20,000 plus 10% of any JV & BP:

(g)         on July 15, 2014, and each subsequent anniversary, unless BHM has paid to the vendor the further sum $25,000 annually.

6.         COVENANTS OF THE VENDOR

6.1       During the currency of this Agreement and the Option, the Vendor will:

(a)         not do any act or thing which would or might in any way adversely affect the rights of BHM hereunder;

(b)         make available to BHM and its representatives all records and files in the possession of the Vendor relating to the Property and permit BHM and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)         promptly provide BHM with any and all notices and correspondence from government agencies in respect of the Property.

7.          COVENANTS OF BHM

7.1        During the currency of this Agreement and the Option, BHM will:

(a)       keep the Property free and clear of all liens, charges and encumbrances arising from their operations  hereunder and in good standing by the doing and filing of all necessary  work and by the doing of all other acts and things and making all other payments  which may be necessary in that regard, including claim maintenance payments;

(b)         permit  the Vendor, or their representatives duly authorized  by them in writing, at their own risk and expense,  access  to the Property at all reasonable  times and to all records prepared by BHM in connection with work done on or with respect to the Property;

(c)       conduct  all work on or with  respect  to the Property  in a careful  and  minerlike  manner.

(d)         obtain and maintain. or cause any contractor  engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

(e)        be responsible for satisfying  all bonding requirements  for work to be carried  out on the Property   and  assume  liability   for  all  environmental   damage  and  reclamation work required as a result of work done on the Property by BHM

8.	EXERCISE OF OPTION

8.1
Once  BHM  has  incurred  Exploration  Expenditures of  a minimum of  $210,000  as  set  out  in Subsection 3.1(b) and made the  payments  totaling  $80,000  plus  any  stipulated JV and  BP payments as set out in Subsection 3.1(a), BHM will, subject to the right of the Vendor to receive the Royalty  (including  the annual advance Royalty payments as set out in Subsection 3.2), own an undivided 100% of the Vendor's right, title, and interest in and to the Property.

9.         ROYALTY

9.1	BHM will pay to the Vendor an annual royalty equal to one and one half (1.5%) of Net Smelter Returns, subject to Section 9.4.

9.2
After the exercise  of the Option, payment of the Royalty will be made quarterly  within  30 days after the end of each yearly quarter based upon a year commencing on the lst  day of February and expiring on the 31st day of January in any year in which production  occurs.  Within 60 days after the end of each year for which the Royalty is payable, the records relating to the calculation of  Net  Smelter  Returns  for  such  year  will  be  audited  by  BHM  and  any  adjustments in  the payment of the Royalty will be made forthwith after completion of the audit.  All payments of the Royalty  for  a year will  be deemed  final and in full satisfaction of all obligations of BHM in respect thereof if such payments or calculations thereof are not disputed by the Vendor  within 60 days after receipt by the Vendor of the said audit statement.  BHM will maintain accurate records relevant  to the determination of Net Smelter  Returns  and the Vendor, or his. authorized agent, shall be permitted the right to examine such records at all reasonable times.

9.3
The  determination of  Net  Smelter  Returns royalty  hereunder is  based  on  the  premise   that production will  be developed  solely  on  the  Property  except  that  BHM  will  have  the  right  to commingle ore mined from the Property with ore mined and produced from other properties provided  BHM  will  adopt  and  employ  reasonable  practices  and  procedures  for  weighing, sampling  and  assaying,  in  order  to  determine  the  amounts  of  products  derived  from,  or attributable to ore mined and produced from the Property. BHM will maintain accurate records of  the  results of  such  sampling, weighing and analysis  with respect  to any  ore  mined  and produced from the Property. The Vendor or her authorized agents will be permitted the right to examine  at  all  reasonable  times such  records  pertaining to  commingling of  ore  or  to  the calculation of Net Smelter Returns.

9.4         BHM shall have the right to purchase the Royalty as follows:

(a)        up until July 15, 2013, BHM may purchase one-half Royalty percentage point and reduce the Royalty to 1.0% by paying the Vendor $250,000, provided that any payments made by BHM to the Vendor pursuant to paragraphs 3.l(a) and 3.2{a) shall be credited to and form part of the $250,000 purchase price; and

(b)       BHM may purchase the entire Royalty at any time by paying the Vendor the value of 2000 ounces of gold based upon the closing spot price of gold on January 2nd, or the closest subsequent trading day of the year in which the royalty is purchased.

9.5       All cash payments made by BHM to the Vendor pursuant to paragraphs 3.l(a) and3.2(a) shall be treated as advance Royalty payments and shall be credited against and  deducted from actual Royalty payments as they become due until such time as BHM has received credit for the full amount of such advance Royalty payments.

10.        OBLIGATIONS OF BHM AFTER TERMINATION

10.1      In the event of the termination of the Option, BHM will:

  (a)         leave the Property in good standing for a minimum of one (1) year under all applicable legislation, free and clear of all liens, charges and encumbrances arising from this Agreement or their operations hereunder and in a safe and orderly condition;

(b)           deliver to the Vendor within 90 days of her written request a comprehensive report on all work carried out by BHM on the Property (limited to factual matter only) together with copies of all maps, drill logs, assay results and other technical data compiled by BHM with respect to the Property;

(c)           have the right, and  obligation on demand made by the Vendor, to remove from the Property within six (6) months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of BHM provided that at the option of the Vendor, any or all of facilities not so removed will become the property of the Vendor; and

(d)          deliver to the Vendor a duly executed transfer in registrable form of an undivided 100% right, title and interest in and to the Property in favour of the Vendor, or her nominee.

11.       REGISTRATION OF AGREEMENT

11.1     BHM or the Vendor will have the right at any time to register this Agreement or a Memorandum thereof against title to the Property.

12.       DISPOSTION OF PROPERTY

12.1     BHM may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that, at any time, BHM has first obtained the consent in writing of the Vendor, such consent not to be unreasonably withheld and further provided that, at any time during the currency of this Agreement, any purchaser, grantee or transferee of any such interest will have first delivered to the Vendor its agreement related to this Agreement and to the Property, containing:

(a)        a covenant with the Vendor by such transferee to perform all the obligations of BHM to be performed under this Agreement in respect of the interest to be acquired by it from BHM, and

(b)        a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 12.1.

12.2     The provisions or Section 12.1 of this Agreement will not prevent BHM from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

13.       ABANDONMENT OF PROPERTY

13.1     BHM shall have the unfettered right at any time to abandon all or any part of its interest in the Property by delivering a notice in writing of its intention to do so to the Vendor, such notice to list the part  or parts of the Property to be abandoned, and if within 90 days of receipt of such notice the Vendor delivers to BHM a notice ("Reacquisition Notice") stating their intention to reacquire all or part or parts of the Property, BHM will deliver to the Vendor duly executed recordable transfers of its interest in such part or parts of the Property as the Vendor has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least one year beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of BHM or its agents or subcontractors hereunder.

14.       CONFIDENTIAL NATURE OF INFORMATION

14.1     The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld.   Notwithstanding the foregoing, it is understood and agreed that a party  will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

15.      AREA OF MUTUAL INTEREST

15.1    An area of mutual interest  located within one (1) mile of the existing exterior boundaries of the Property  (defined  by  claims  Shannon  1-3  and  Montana  Lease  Metalliferrous Gold  Lease  M-1974-06)  is hereby  established, (which  area is hereinafter called  the "AMI"). By signing  this Agreement, BHM  and  the  Vendor  hereby  covenant  and  agree  each  with  the  other  that  any property interest  or mineral  rights which may be acquired  by either  of them located  wholly or partially  within the AMI shall become  a part of the Property  and be subject  to this Agreement. If either  BHM  or  the Vendor  acquires an  interest  as  aforesaid, it shall  notify  the  other  in writing  of  the extent  of  the interest  acquired. The  notified  party  shall  have  sixty  (60)  days following  receipt  by it of the foregoing  notification  to elect in writing  to have  the property  or mineral interest for its own account and such interest will not be part of the Property and will not be subject to the terms of this Agreement.

16.       FURTHER ASSURANCES

16.1     The parties  hereto agree that they and each of them will execute  all documents and do all acts and things within their respective powers to carry out and implement  the provisions or intent of this Agreement.

17.        NOTICE

17.1     Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)     if to BHM

P.O.Box488
Coeur d' Alene, ID
83816
Attn: Ray DeMotte

(b)      if to the Vendor

12108 N. Forker Road
Spokane, Washington  99217
Attn: James Ebisch

&

5337N. Greenwood Blvd.
Spokane, WA 99205
Attn: Ryan Reich

17.2     Any notice,  direction  or other  instrument  aforesaid  will, if delivered,  be deemed to have  been given and received on the day it was delivered,  and if  mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3     Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed dot be the address of such party of the purpose of giving notice hereunder.

18.       HEADINGS

18.1     The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

19.       DEFAULT

19.1     If any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.       PAYMENT

20.1     All references to monies hereunder will be in United States funds except where otherwise designated.  All payment to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks as such party may designate from time to time by written notice.  Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

21.       ENUREMENT

21.1     This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.       TERMS

22.1     The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the state of Idaho.

23.        FORCE MAJEURE

23.1     No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”).

23.2     All time limits imposed by this Agreement, other than those imposed by Section 5, will be extended by a period equivalent to the period of delay resulting form an Intervening Event described in Section 23.1.

23.3     A party relying on the provisions of Section 23. Will take all reasonable steps to eliminate an Intervening Events and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of ay law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

24.       ENTIRE AGREEMENT

24.1     This Agreement  constitutes the entire agreement between the parties and replaces and supersedes all prior  agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory  or otherwise between the parties with respect to the subject matter herein.

25.      OPTION ONLY

25.1     This Agreement provides for an option only, and except for the initial cash payment  of $2,500 set out in paragraphs 3.1(a)(i)  hereof (which is a firm commitment), nothing herein contained shall be construed as obligating  BHM to do any acts or make any payment hereunder and any act or acts  or payment  or payments  as shall be made hereunder  shall  not be construed as obligating BHM to do any further act or make any further payment.

26.      CONDITION PRECEDENT

26.1     The obligations of BHM under this Agreement are first subject to company approval.

27.       TIME OF ESSENCE

27.1      Time will be of the essence in this Agreement.

  THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

28.       ENFORCEMENT OF AGREEMENT

28.1     The covenants, promises terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each others interest.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Signed, sealed and delivered by	)
James Ebisch & Ryan Reich in the	)	/s/ JAMES EBISCH
presence of:	)	JAMES EBISCH
)
__________________________________	)
Name of Witness	)
	)	/s/ RYAN REICH
__________________________________	)	RYAN REICH
Address of Witness	)
)
__________________________________	)

THE CORPORATE SEAL OF BHM	)
Was hereunto affixed in the presence of:	)
)
)
__________________________________	)
Authorized Signatory	)
)
__________________________________	)
Authorized Signatory	)

Amendment to July 15,2008 Mineral Property Interest Agreement between Boulder Hill Mines,, IInc. and property owners James Ebisch and Ryan Reich, effective date August 1,2011by Boulder Hill Mines, Inc. and Mr.James Ebisch.

Boulder Hill Mines, lnc. (“ the Company”) signed an agreement covering unpatented mining claims and a State of Montana mineral lease ("the Project") known as the Boulder Hill project, with Mr. James Ebisch ("Ebisch") and Ryan Reich ("Reich").The parties acknowledge that the unpatented mining claims are no longer owner by the original parties, and that Mr. Ebisch is the sole owner of the State of Montana mineral lease, and that both parties desire to enter into  the same agreement however with Ebisch as the sole owner, and the Company. All terms will remain the same except as outlined below:

1.    Section 3.1      The total payments of $20,000 through July 15,2011will be extended until October 1, 2012. The respective remaining payments will each be extended by 12 months. The initial  payment of $3,000 will be made within 90 days of the date of this agreement.

2.    Section 3.2       The exploration expenditures of $210,000 will be incurred within 24 months on the property by  the Company within 12 months with $49,000 spent within 12 months of the date of this amendment.

3.    5.0 Termination  The sections (a) through (d) are void, while (e) through (g) are extended respectively by 18 months.

4.    Assignment   The Company may assign this amendment and the original agreement.

Signed and Agreed to by:

/s/  Jim Ebisch
      Jim Ebisch
      10/14/2011

/s/  Camilo Velasquez
      Camilo Velasquez
      Boulder Hill Mines
      10/14/2011

EXHIBIT C

The following is a description of the Lease for which an option to acquire Vendor’s undivided 100% of the right, title and interest in such Lease has been transferred and assigned to Assignee by way of an assignment of all of Assignor’s right, title and interest, in, to and under the Option Agreement.

Title Number	Status	Titleholder	% Ownership	Registration
State Mineral Lease	Current	Jim Ebisch/Boulder Hill per agreement	100% subject to State Lease Terms	Jim Ebisch

C - 1